 Danimer Scientific, a Next Generation Bioplastics Company, Announces Second Quarter 2021 Results

BAINBRIDGE, GA – August 16, 2021 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today its financial results for the second quarter ended June 30, 2021.

Stephen E. Croskrey, Chief Executive Officer of Danimer commented, “During the second quarter 2021, we made further inroads in our mission to create consumer packaging and other biodegradable products which address the global plastic waste crisis. Our team completed the Kentucky debottlenecking initiative to improve our production efficiency for Nodax® based resins, and we substantially strengthened our capital resources to further propel our growth.

In August, we closed on the previously announced acquisition of Novomer, Inc. We believe this transaction will accelerate our ability to deliver our branded/proprietary packaging products to leading consumer product clients and is a milestone transaction for Danimer. This transaction is expected to create important efficiencies in our manufacturing of biodegradable polymers. As a result, we expect to continue to build on our industry leading capabilities in application development. Our competitive advantage is our decade long experience blending products that enable next generation biopolymers to perform to the standards required by leading consumer product firms. This acquisition will not only allow us to further strengthen this core competency, but it will also enable us to increase the expected overall volume of finished product we will be able to deliver, all while significantly lowering our production costs and capital expenditure per pound produced. We view this as a big win for Danimer, our shareholders, and our customers. I am excited for the immense opportunities ahead to create a broader range of industry-leading solutions to meet the demand from our growing blue-chip customer base.”

Second Quarter 2021 Financial Highlights

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Revenues increased 22% to $14.5 million, compared to the second quarter of 2020, primarily driven by the scale up of PHA production for Phase 1 of the Winchester, Kentucky facility brought on line in 2020. PHA-based products expanded to 29% of total revenue compared to 7% in the second quarter of 2020. The Company also benefitted from a $1.8 million increase in revenue related to research and development projects, primarily reflecting the addition of several customers, including Mars-Wrigley, Kemira, and Bacardi.

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Gross profit was $2.0 million compared to $3.4 million in the second quarter of 2020. Adjusted gross profit1 was $4.1 million compared to $4.5 million in the second quarter of 2020. Adjusted gross margin1 was 28% for the second quarter of 2021 and was 38% in the second quarter of 2020, primarily due to elevated fixed-cost absorption as production scales up at the Kentucky facility. The Company expects the average cost per unit to improve as PHA production continues to increase and efficiency measures are implemented. Adjusted gross profit excludes stock-based compensation, depreciation and rent expense.

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Net income of $39.2 million included a $58.7 million non-cash gain related to the remeasurement of the Company’s private warrants for the second quarter 2021.

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Adjusted EBITDA1 was negative $2.7 million in the current quarter and was negative $0.4 million in the second quarter of 2020, primarily due to the decline in gross profit as well as an increase in

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headcount and salaries to support future expansion plans. The second quarter 2021 also included incremental expenses related to being a public company of $1.0 million.

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Adjusted EBITDAR1, which excludes rent expense primarily associated with the Company’s Kentucky facility and one of the Company's production facilities in Georgia, was negative $2.6 million, and was positive $0.4 million in the comparable prior year quarter.

(1)

An explanation of non-GAAP measures disclosed in this release and a reconciliation of these non-GAAP results to comparable GAAP measures are included in the “Non-GAAP Financial Measures” section of the release.

Acquisition Update

In August 2021, Danimer completed the acquisition of Novomer, Inc. (“Novomer”), a leading developer of carbon efficient conversion catalyst and intelligent process design technology. Novomer leverages its proprietary thermocatalytic conversion technology, Novo22™, to produce chemical intermediates and polymers.

Utilizing Novo22™ conversion technology provides transformable, functional, and low net carbon inputs into the production of PHA-based resins and other biodegradable materials. Novomer develops high-performing, carbon-efficient, cost-effective polymers and chemicals, including poly(3-hydroxypropionate) (“p(3HP)” or “Rinnovo”), a type of polyhydroxyalkanoate (“PHA”), all of which can be sourced from renewable or non-renewable feedstocks. Novomer also has an extensive intellectual property portfolio with more than 100 issued patents and over 140 patents pending.

The addition of Novomer is expected to meaningfully reduce Danimer’s planned capital expenditures on a per-pound basis. Danimer believes that Rinnovo is highly complementary with Danimer’s inputs, and can be incorporated as a component in certain Danimer resins. PHA’s are a broad family of polymers which can be used for a multitude of applications wherein each can provide specific benefits. By incorporating Rinnovo into its customer solutions, Danimer expects to be able to produce its resins at a substantially lower average cost. Danimer expects to use these complementary technologies to meet an even broader range of customer needs and applications.

Business Updates

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In May, Danimer’s partner, Plastic Suppliers, announced the successful completion of the first commercial run of Nodax® based home compostable packaging film.

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In June, Danimer helped launch the U.S. Plastics Pact's “Roadmap to 2025,” an aggressive national strategy led by The Recycling Partnership and World Wildlife Fund ("WWF") as part of the Ellen MacArthur Foundation’s global Plastics Pact network.

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In June, Danimer was awarded a U.S. Patent for a renewable, biodegradable marking wax that serves as an alternative to petrochemical-based paraffin wax.

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In June, Danimer successfully completed the debottlenecking initiative within its Kentucky facility to improve production efficiency and accelerate production of Nodax® towards its expectation of reaching 100% of the facility’s current annual run rate capacity by the end of 2021.

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Construction of the Kentucky plant expansion continues on schedule, and phase II is still expected to come online in the second quarter of 2022.

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Continued planning for state-of-the-art PHA greenfield facility located in Bainbridge, Georgia, on track for groundbreaking expected in the first quarter of 2022 and long lead time items have been ordered.

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Following the Novomer acquisition, the Company expects to enhance its facility network through the construction of an initial Rinnovo plant, expected to come on-line by the first/second quarter of 2024.

Liquidity and Capital Resources

In April 2021, the Company entered into a new five year $20.0 million variable interest rate asset-based lending arrangement and a $1.0 million capital expenditure line with customary terms and conditions. The facility provides the Company with additional flexibility to invest in growth initiatives.

In June 2021, the Company redeemed all of its outstanding publicly-traded warrants to purchase shares of its common stock at an exercise price of $11.50 per share. The transaction resulted in approximately $138.4 million in gross proceeds, which simplifies the Company’s capital structure and provides additional funding to invest in the ongoing expansion of the business.

At June 30, 2021, the Company had total debt outstanding of $29.9 million and cash of $416.4 million. The Company had 97,732,079 common shares outstanding as of June 30, 2021.

Business Outlook

The Company expects to continue its acceleration of investments in headcount and technology, inclusive of Novomer, to build out the operational platform and infrastructure needed to support its production capacity expansion and sales growth objectives. Additionally, with the completion of the Kentucky debottlenecking initiative in the second quarter of 2021, the Company expects the improved operating rates will contribute to Adjusted EBITDA and cash flow from operations in 2021. Based on the timing of customer product launches, the Company expects its second half 2021 results to be weighted towards the fourth quarter. The Company expects full year capital expenditures to be in the range of $125 million to $150 million inclusive of post-acquisition investments in Novomer.

Webcast and Conference Call

The Company will host a webcast and conference call on Monday, August 16, 2021, at 5:00 p.m. Eastern time to review second quarter 2021 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.danimerscientific.com in the Investor Relations section. The conference call will also be accessible by dialing 1-877-407-9208 (Domestic) and 1-201-493-6784 (International). A replay of the webcast will be available on the Company’s website.

About Danimer

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer now holds more than 390 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit www.DanimerScientific.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on Management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. The Company cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on its products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to its products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, its information systems; the ability of its information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; its ability to properly maintain, protect, repair or upgrade its information technology systems or information security systems, or problems with its transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; its ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

ir@danimer.com

Phone: 229-220-1103

Media

Anthony Popiel
apopiel@daltonagency.com

Phone: 310-787-4807

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	June 30,	December 31,
	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$416,355	$377,581
Accounts receivable, net	10,069	6,605
Inventories	17,653	13,642
Prepaid expenses and other current assets	4,611	3,089
Contract assets	3,018	1,466
Total current assets	451,706	402,383

Property, plant and equipment, net	159,983	106,795
Patents, net	1,819	1,801
Right-of-use assets	16,546	19,387
Leverage loans receivable	13,408	13,408
Restricted cash	524	2,316
Loan fees	1,548	-
Other assets	71	111
Total assets	$645,605	$546,201

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$18,970	$10,610
Accrued liabilities	5,901	9,220
Unearned revenue and contract liabilities	822	2,455
Current portion of lease liability	2,947	3,000
Current portion of long-term debt, net	333	25,201
Total current liabilities	28,973	50,486

Private warrants liability	59,302	82,860
Long-term lease liability, net	20,581	24,175
Long-term debt, net	29,576	31,386
Other long-term liabilities	625	1,250
Total liabilities	$139,057	$190,157

Commitments and Contingencies

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 97,732,079 and 84,535,640 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	$9	$8
Additional paid-in capital	620,808	414,819
Accumulated deficit	(114,269)	(58,783)
Total stockholders’ equity	506,548	356,044
Total liabilities and stockholders’ equity	$645,605	$546,201

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Products	$11,294	$10,576	$22,318	$19,755
Services	3,177	1,297	5,334	2,716
Total revenue	14,471	11,873	27,652	22,471

Costs and expenses:
Cost of revenue	12,460	8,441	24,185	15,870
Selling, general and administrative	19,079	2,828	29,199	5,808
Research and development	3,975	2,128	6,594	3,375
(Gain) loss on sale of assets	33	(9)	33	(9)
Total costs and expenses	35,547	13,388	60,011	25,044
Loss from operations	(21,076)	(1,515)	(32,359)	(2,573)

Nonoperating income (expense):
Gain (loss) on remeasurement of private warrants	58,740	-	(21,957)	-
Interest expense, net	(222)	(384)	(422)	(1,097)
Gain on forgiveness of debt	1,776	-	1,776	-
Loss on loan extinguishment	-	-	(2,604)	-
Other income (expense), net	30	99	80	189
Total nonoperating income (expense)	60,324	(285)	(23,127)	(908)
Income (loss) before income taxes	39,248	(1,800)	(55,486)	(3,481)
Income tax expense	-	-	-	-
Net income (loss)	$39,248	$(1,800)	$(55,486)	$(3,481)

Net income (loss) per share:
Basic net income (loss) per share	$0.44	$(0.06)	$(0.64)	$(0.12)
Diluted net income (loss) per share	$0.39	$(0.06)	$(0.64)	$(0.12)

Weighted average number of shares used to compute: (1)
Basic net income (loss) per share	88,806,086	29,005,309	86,760,615	28,386,948
Dilutive effect of warrants and stock options	12,718,858	-	-	-
Diluted net income (loss) per share	101,524,944	29,005,309	86,760,615	28,386,948

(1) 2020 Amounts retroactively restated for Business Combination

   Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2021	2020
Cash flows from operating activities:
Net loss	$(55,486)	$(3,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on remeasurement of private warrants	21,957	-
Stock-based compensation	20,696	302
Depreciation and amortization	4,311	1,809
Loss on write-off of deferred loan costs	1,900	-
Amortization of debt issuance costs and debt discounts	207	852
Single lease cost (benefit)	(806)	194
Gain on forgiveness of debt	(1,776)	-
Other	66	381
Changes in operating assets and liabilities:
Accounts payable	1,967	(592)
Contract assets	(1,552)	-
Unearned revenue and contract liabilities	(1,633)	(907)
Prepaid expenses and other current assets	(1,520)	(1,879)
Accounts receivable, net	(3,464)	(1,152)
Accrued and other long-term liabilities	(3,537)	346
Inventories	(4,011)	(5,780)
Other assets	40	(482)
Net cash used in operating activities	(22,641)	(10,389)
Cash flows from investing activities:
Purchases of property, plant and equipment	(51,906)	(19,079)
Proceeds from sales of property, plant and equipment	340	9
Net cash used in investing activities	(51,566)	(19,070)
Cash flows from financing activities:
Proceeds from exercise of warrants, net of issuance costs	138,202	-
Proceeds from exercise of stock options	2,375	-
Proceeds from long-term debt	169	4,015
Proceeds from employee stock purchase plan	92	-
Proceeds from issuance of common stock, net of issuance costs	(890)	25,007
Cash paid for debt issuance costs	(1,684)	(18)
Principal payments on long-term debt	(27,075)	(811)
Net cash provided by financing activities	111,189	28,193
Net increase (decrease) in cash and cash equivalents and restricted cash	36,982	(1,266)
Cash and cash equivalents and restricted cash-beginning of period	379,897	9,278
Cash and cash equivalents and restricted cash-end of period	$416,879	$8,012
Supplemental cash flow information
Cash paid for interest, net of interest capitalized	$242	$-
Cash paid for operating leases	$1,589	$1,270
Supplemental non-cash disclosure
Changes in accounts payable and accrued liabilities related to purchase of property, plant and equipment	$5,983	$(5,831)

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted EBITDAR”, “Adjusted Gross Profit” and "Adjusted Gross Margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted EBITDAR is defined as Adjusted EBITDA plus rent expense.

Adjusted Gross Profit is defined as Gross Profit plus depreciation, stock-based compensation and rent expense.

Adjusted Gross Margin is defined as Adjusted Gross Profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offers additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDAR and Adjusted Gross Profit and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results.

 Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDAR and Adjusted EBITDA to Net Income (Loss) (Unaudited)

(in thousands)	Three Months Ended June 30,
	2021	2020
Net income (loss)	$39,248	$(1,800)
Interest expense, net	222	384
Depreciation and amortization	2,211	939
Gain on remeasurment of private warrants	(58,740)	-
Stock-based compensation	14,031	155
Litigation and other legal related	950	-
Transaction related	724	-
Public company transition cost	397	-
Loss (gain) on sale of assets	33	(9)
Gain on forgiveness of debt	(1,776)	-
Other income, net	(30)	(99)
Adjusted EBITDA	$(2,730)	$(430)
Rent	136	870
Adjusted EBITDAR	$(2,594)	$440

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

(in thousands)	Three Months Ended June 30,
	2021	2020
Total revenue	$14,471	$11,873
Cost of revenue	12,460	8,441
Gross profit	2,011	3,432
Depreciation	1,951	753
Rent	83	244
Stock-based compensation	28	31
Adjusted gross profit(1)	$4,072	$4,460

Adjusted gross margin	28%	38%

(1) May not foot due to rounding.